EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended June 30, 2019

HOUSTON, Aug. 08, 2019 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the second quarter ended June 30, 2019.

Selected quarterly results versus the second quarter of 2018 were:

  Sales of $85.3 million, down 9.1%
  Gross margin of 24.1%, up 30 basis points
  Operating expense improved $448 thousand
  Quarter end debt decreased $7.0 million and average debt down $8.2 million
  Net income of $1.6 million, down 37%
  Fully diluted EPS of $0.10, down $0.06

Second Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “Industrial market demand weakened versus the prior year period, and revenue declines in oil and gas, fastener, and offshore drilling end markets negatively impacted our results.  We estimate that sales decreased approximately 7.0% from the prior year quarter when adjusted for aggregate changes in metals prices.  We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, increased 2%, while Maintenance, Repair, and Operations (MRO) sales were down 11%, as compared to the second quarter of 2018.

Despite recent market headwinds, we continued to make good progress with gross profit improvement and reduction of expenses.  Gross margin at 24.1% increased 30 basis points from the prior period, primarily due to improved pricing discipline and product mix.  Operating expenses at $17.5 million were down $0.4 million from prior period.”

Debt at the end of the second quarter of 2019 was $73.1 million, a reduction of $7.0 million and $5.8 million from the second quarter of 2018 and the first quarter of 2019, respectively.   This reduction in debt is consistent with our seasonal business patterns. Average debt in the second quarter of 2019 was $74.3 million, which was $8.2 million lower than the average in the second quarter of 2018.  The average effective interest rate was 3.9%, which was flat with the first quarter of 2019 and a 20 basis point increase over the second quarter 2018.   The result is that interest expense for the second quarter of 2019 was flat sequentially and decreased 4.5% or $35 thousand to $738 thousand versus the prior year.

Net income was $1.6 million, as compared to $2.6 million in the same period of the prior year.

Mr. Pokluda further commented “as we move into the second half of the year, despite seeing lessened activity in certain industrial end markets, we continue to manage what is within our control, and are performing well in many areas of our business that will help offset some of the market pressures.  Our operational excellence is at peak levels, customer satisfaction is very high, and expense management, working capital management, and prudent allocation of capital remain as our top priorities.”

Conference Call
The Company will host a conference call to discuss fourth quarter results tomorrow, [Friday], August 9th, 2019, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follows:
Toll-Free: (800)-936-7954
International: (720)-545-0048
Conference ID # 7158919

Approximately two hours after the completion of the live call, a telephone replay will be available until August 16, 2019.

Replay, Toll-Free #: (855)-859-2056
Replay, Toll #: (404)-537-3406
Conference ID # 7158919

About the Company
With 44 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash	$—	$1,393
Accounts receivable, net:
Trade	55,877	52,946
Other	3,313	6,847
Inventories, net	106,273	94,325
Income taxes	577	435
Prepaids	2,108	737
Other current assets	490	—
Total current assets	168,638	156,683

Property and equipment, net	12,033	11,456
Intangible assets, net	10,790	11,179
Goodwill	22,353	22,353
Operating lease right-of-use assets, net	11,176	—
Deferred income taxes	571	930
Other assets	490	456
Total assets	$226,051	$203,057

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$330	$—
Trade accounts payable	13,359	11,253
Accrued and other current liabilities	21,612	19,232
Operating lease liabilities	2,961	—
Total current liabilities	38,262	30,485

Debt	73,107	71,316
Operating lease long term liabilities	8,628	—
Other long term liabilities	706	578
Total liabilities	120,703	102,379

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,645,182 and 16,611,651 outstanding at June 30, 2019 and December 31, 2018, respectively	21	21
Additional paid-in-capital	53,620	53,514
Retained earnings	110,003	105,975
Treasury stock	(58,296)	(58,832)
Total stockholders’ equity	105,348	100,678
Total liabilities and stockholders’ equity	$226,051	$203,057

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Sales	$85,326	$93,852	$170,596	$178,878
Cost of sales	64,789	71,505	128,800	136,042
Gross profit	20,537	22,347	41,796	42,836

Operating expenses:
Salaries and commissions	9,244	9,906	18,424	19,100
Other operating expenses	7,729	7,508	15,392	14,988
Depreciation and amortization	534	541	1,087	1,086
Total operating expenses	17,507	17,955	34,903	35,174

Operating income	3,030	4,392	6,893	7,662
Interest expense	738	773	1,479	1,417
Income before income taxes	2,292	3,619	5,414	6,245
Income tax expense	649	1,013	1,487	1,692
Net income	$1,643	$2,606	$3,927	$4,553

Earnings per share:
Basic	$0.10	$0.16	$0.24	$0.28
Diluted	$0.10	$0.16	$0.24	$0.28
Weighted average common shares outstanding:
Basic	16,504,471	16,387,112	16,491,236	16,368,610
Diluted	16,597,496	16,489,671	16,571,113	16,459,736

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2019	2018

Operating activities
Net income	$3,927	$4,553
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,087	1,086
Amortization of unearned stock compensation	707	703
Non-cash lease expense	1,968	—
Provision for refund liability	471	108
Provision for inventory obsolescence	459	191
Deferred income taxes	460	(82)
Other non-cash items	83	21
Changes in operating assets and liabilities:
Accounts receivable	75	(5,403)
Inventories	(12,407)	105
Prepaids	(1,371)	196
Other assets	(550)	(12)
Lease payments	(1,963)	—
Book overdraft	330	(1,716)
Trade accounts payable	2,106	(439)
Accrued and other current liabilities	2,235	(4,483)
Income taxes	(142)	(399)
Other operating activities	359	(104)
Net cash used in operating activities	(2,166)	(5,675)

Investing activities
Expenditures for property and equipment	(875)	(741)
Net cash used in investing activities	(875)	(741)

Financing activities
Borrowings on revolver	175,417	179,994
Payments on revolver	(173,626)	(173,401)
Payment of dividends	(30)	(39)
Purchase of treasury stock/stock surrendered on vested awards	(65)	(138)
Lease payments	(48)	—
Net cash provided by financing activities	1,648	6,416

Net change in cash	(1,393)	—
Cash at beginning of period	1,393	—

Cash at end of period	$—	$—

CONTACT:

     Christopher M. Micklas
     Chief Financial Officer
     Direct:  713.609.2114
     Fax:  713.609.2168
     cmicklas@houwire.com